Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER RESULTS

IRVING, TEXAS — October 29, 2015 — Fluor Corporation (NYSE: FLR) today announced financial results for its third quarter ended September 30, 2015.  Net earnings attributable to Fluor from continuing operations were $176 million, or $1.21 per diluted share, compared to $183 million, or $1.15 per diluted share a year ago.  Consolidated segment profit for the quarter was $240 million, down 28 percent from $335 million in the third quarter of 2014.  Revenue for the third quarter was $4.4 billion, down from $5.4 billion a year ago, mainly due to lower contributions from the Oil & Gas and Industrial & Infrastructure segments.

New awards for the quarter were $5.3 billion, including $3.6 billion in Oil & Gas, $926 million in Industrial & Infrastructure, $534 million in Power and $277 million in Government.  Consolidated backlog at the end of the quarter was $41.7 billion, compared to $41.6 billion last quarter and $42.3 billion a year ago.

“Even in a tough environment, strong awards this quarter demonstrate that customers are still moving forward with major awards,” said David Seaton, chairman and chief executive officer. “It is also evidence that, as a result of our focus on our integrated solutions offering and cost optimization, we are well positioned to win additional work from our customers across all of the end markets we serve.”

Corporate G&A expense for the third quarter of 2015 was $35 million, comparable with a year ago.  During the quarter, the Company repurchased $145 million worth of Fluor shares, and paid out $31 million in dividends to shareholders.  Fluor’s cash and marketable securities balance at the end of the third quarter was $2.3 billion.

Ending backlog was reduced by approximately $1.1 billion as a result of the strong dollar. Foreign exchange rates did not have a significant impact on earnings for the third quarter.

U.S. Defined Benefit Pension Plan

On October 29, 2014, the Company’s Board of Directors approved the termination of the U.S. defined benefit pension plan effective December 31, 2014.  In the third quarter, the Company recorded a pre-tax settlement expense of $9 million, or $0.04 per diluted share after-tax, related to the pension plan.  Excluding this expense, which is not included in Company guidance, EPS from continuing operations would be $1.25 per diluted share. The full settlement of the plan is expected to occur in the fourth quarter.

Outlook

The Company is narrowing its 2015 guidance for EPS from continuing operations to a range of $4.05 to $4.20 per diluted share, from the previous range of $4.05 to $4.35 per diluted share, excluding all pension settlement-related charges.  For 2016, the Company is establishing its initial EPS guidance at a range of $3.50 to $4.00 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $190 million, compared to $178 million a year ago.  Segment profit results were also favorably impacted by higher margin engineering activities.  Revenue for the quarter was $2.4 billion, a 26 percent decline from the third quarter of 2014, due to certain large upstream projects progressing to completion.  Third quarter new awards for the segment totaled $3.6 billion, including a refinery project in Kuwait and a refinery reconfiguration project in the United States.  Ending backlog for the Oil & Gas segment was $29.1 billion, up 9 percent from $26.6 billion a year ago.

In addition to the Oil & Gas results above, the Company also recognized a $68 million pre-tax non-operating gain, or $0.30 per diluted share after-tax, related to the sale of 50% of the Company’s ownership interest in a Spanish subsidiary to create a new joint venture.

The Industrial & Infrastructure group reported segment profit of $45 million, compared with $101 million in the third quarter of 2014.  Revenue for the quarter was $928 million, down from $1.2 billion a year ago.  Revenue and segment profit results reflect lower contributions from the mining and metals and infrastructure business lines.  New awards for the third quarter were $926 million, including a highway project in Texas.  Backlog for the quarter was $6.6 billion, down from $8.6 billion a year ago.

The Government group reported segment profit of $30 million, comparable to a year ago. Revenue for the quarter was $661 million, up from $615 million a year ago.  New awards in the third quarter totaled $277 million, and ending backlog was $3.8 billion, compared with $5.2 billion a year ago.

Segment profit for Global Services was $9 million in the third quarter, which compares to $21 million a year ago.  Revenue declined to $120 million from $140 million a year ago.  Lower results in the quarter were mainly driven by reductions in the equipment business line’s activities.

Fluor’s Power group reported a segment loss of $34 million, compared to a segment profit of $6 million a year ago.  Excluding NuScale expenses of $29 million in the third quarter and $17 million a year ago, the group reported a segment loss of $5 million this quarter and a segment profit of $22 million a year ago.  Segment results for the quarter reflect cost increases on a gas-fired facility that is nearing completion.  Revenue for the quarter was $269 million, up from $237 million a year ago.  New awards for the quarter were $534 million, including a full notice to proceed on a gas-fired power plant in Florida, and compares with $382 million in the third quarter of 2014.  Ending backlog was $2.2 billion, compared with $1.8 billion a year ago.

Third Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, October 29, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects. The Company creates and delivers innovative and integrated solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis. For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors. Headquartered in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list. With 40,000 employees worldwide, the company’s revenue for 2014 was $21.5 billion. For more information, visit www.fluor.com or follow us on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards and the related impact on revenue, earnings, staffing levels and costs; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; failure of our joint venture partners to perform their venture obligations; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or other financial difficulties by our partners, subcontractors or suppliers that may increase costs or delay project schedules; foreign economic and political uncertainties or changes that could lead to project disruptions, increased costs and potential losses; the Company’s failure, or the failure of our agents or partners, to comply with laws, including anti-bribery laws, international trade laws or environmental, health and safety laws or regulations; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; risks or uncertainties associated with acquisitions, dispositions and investments; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions, security breaches or inability to protect intellectual property; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity;

the Company’s ability to secure appropriate insurance; and restrictions on possible transactions imposed by the Company’s charter documents and Delaware law.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2015. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2015	2014
Revenue	$4,384.6	$5,440.1
Cost and expenses:
Cost of revenue	4,133.8	5,060.0
Gain related to a partial sale of a subsidiary	(68.2)	—
Corporate general and administrative expense	35.2	35.1
Interest expense, net	5.6	1.6
Total cost and expenses	4,106.4	5,096.7
Earnings from continuing operations before taxes	278.2	343.4
Income tax expense	91.4	114.6
Earnings from continuing operations	186.8	228.8
Loss from discontinued operations, net of taxes	(5.1)	(113.9)
Net earnings	181.7	114.9
Less: Net earnings attributable to noncontrolling interests	10.4	45.4
Net earnings attributable to Fluor Corporation	$171.3	$69.5
Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$176.4	$183.4
Loss from discontinued operations, net of taxes	(5.1)	(113.9)
Net earnings	$171.3	$69.5
Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.22	$1.17
Loss from discontinued operations, net of taxes	(0.03)	(0.73)
Net earnings	$1.19	$0.44
Weighted average shares	144.3	157.3
Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.21	$1.15
Loss from discontinued operations, net of taxes	(0.04)	(0.71)
Net earnings	$1.17	$0.44
Weighted average shares	146.1	159.5
New awards	$5,294.3	$6,011.4
Backlog	$41,693.3	$42,269.8
Work performed	$4,264.5	$5,299.5

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

NINE MONTHS ENDED SEPTEMBER 30	2015	2014
Revenue	$13,743.4	$16,076.4
Cost and expenses:
Cost of revenue	12,901.2	15,038.7
Gain related to a partial sale of a subsidiary	(68.2)	—
Corporate general and administrative expense	124.1	129.6
Interest expense, net	20.4	8.0
Total cost and expenses	12,977.5	15,176.3
Earnings from continuing operations before taxes	765.9	900.1
Income tax expense	252.8	282.9
Earnings from continuing operations	513.1	617.2
Loss from discontinued operations, net of taxes	(5.1)	(199.0)
Net earnings	508.0	418.2
Less: Net earnings attributable to noncontrolling interests	44.2	121.8
Net earnings attributable to Fluor Corporation	$463.8	$296.4
Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$468.9	$495.4
Loss from discontinued operations, net of taxes	(5.1)	(199.0)
Net earnings	$463.8	$296.4
Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$3.21	$3.12
Loss from discontinued operations, net of taxes	(0.03)	(1.25)
Net earnings	$3.18	$1.87
Weighted average shares	146.1	158.7
Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$3.17	$3.08
Loss from discontinued operations, net of taxes	(0.04)	(1.24)
Net earnings	$3.13	$1.84
Weighted average shares	148.0	160.8
New awards	$14,010.4	$22,543.0
Backlog	$41,693.3	$42,269.8
Work performed	$13,368.1	$15,648.1

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2015		2014 (1)
Revenue
Oil & Gas	$2,407.3		$3,263.5
Industrial & Infrastructure	927.5		1,184.6
Government	660.7		615.1
Global Services	120.2		140.0
Power	268.9		236.9
Total revenue	$4,384.6		$5,440.1

Segment profit (loss) $ and margin %
Oil & Gas	$189.8	7.9%	$178.3	5.5%
Industrial & Infrastructure	45.1	4.9%	100.6	8.5%
Government	30.0	4.5%	29.6	4.8%
Global Services	9.5	7.9%	20.5	14.6%
Power (2)	(34.1)	(12.7)%	5.7	2.4%
Total segment profit $ and margin %	$240.3	5.5%	$334.7	6.2%

Gain related to a partial sale of a subsidiary	68.2		—
Corporate general and administrative expense	(35.2)		(35.1)
Interest expense, net	(5.6)		(1.6)
Earnings attributable to noncontrolling interests	10.5		45.4
Earnings from continuing operations before taxes	$278.2		$343.4

NINE MONTHS ENDED SEPTEMBER 30	2015		2014(1)
Revenue
Oil & Gas	$7,630.1		$8,903.6
Industrial & Infrastructure	3,087.8		4,248.4
Government	1,909.8		1,806.9
Global Services	375.3		425.7
Power	740.4		691.8
Total revenue	$13,743.4		$16,076.4

Segment profit (loss) $ and margin %
Oil & Gas	$575.4	7.5%	$484.5	5.4%
Industrial & Infrastructure	174.5	5.7%	293.4	6.9%
Government	62.0	3.2%	56.0	3.1%
Global Services	38.9	10.4%	62.8	14.8%
Power (2)	(52.8)	(7.1)%	19.2	2.8%
Total segment profit $ and margin %	$798.0	5.8%	$915.9	5.7%

Gain related to a partial sale of a subsidiary	68.2		—
Corporate general and administrative expense	(124.1)		(129.6)
Interest expense, net	(20.4)		(8.0)
Earnings attributable to noncontrolling interests	44.2		121.8
Earnings from continuing operations before taxes	$765.9		$900.1

(1) Effective January 1, 2015, the Company implemented certain organizational changes that impacted the composition of its reportable segments. Revenue and segment profit for the Oil & Gas, Industrial & Infrastructure and Global Services segments in 2014 have been recast to reflect these changes.

(2) Includes research and development expenses associated with NuScale totaling $29 million and $65 million, respectively, for three and nine months ended September 30, 2015 compared to $17 million and $33 million, respectively, for three and nine months ended September 30, 2014.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2015	2014
Cash and marketable securities, including noncurrent	$2,266.4	$2,441.9
Total current assets	5,229.8	5,758.0
Total assets	7,599.4	8,194.4
Total short-term debt	—	28.7
Total current liabilities	2,861.8	3,330.9
Long-term debt	992.7	991.7
Shareholders’ equity	3,062.3	3,110.9

Total debt to capitalization % (based on shareholders’ equity)	24.5%	24.7%
Shareholders’ equity per share	$21.53	$20.93

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2015	2014

Cash provided by operating activities	$570.4	$407.3

Investing activities
Net (purchases) sales and maturities of marketable securities	(38.7)	(42.4)
Capital expenditures	(181.1)	(222.6)
Proceeds from disposal of property, plant and equipment	70.4	72.5
Proceeds from a partial sale of a subsidiary	45.6	—
Proceeds from sales of equity method investments	—	44.0
Investments in partnerships and joint ventures	(80.9)	(34.2)
Other items	14.5	2.0
Cash utilized by investing activities	(170.2)	(180.7)

Financing activities
Repurchase of common stock	(359.6)	(410.6)
Dividends paid	(94.6)	(93.0)
Repayment of convertible debt and other borrowings	(28.4)	(0.1)
Distributions paid to noncontrolling interests, net of capital contributions	(40.9)	(73.3)
Other Items	(10.7)	14.7
Cash utilized by financing activities	(534.2)	(562.3)

Effect of exchange rate changes on cash	(77.7)	(47.7)

Decrease in cash and cash equivalents	$(211.7)	$(383.4)

Depreciation	$141.0	$143.8

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2015		2014 (1)		% Chg

Oil & Gas	$3,557	67%	$4,479	75%	(21)%
Industrial & Infrastructure	926	18%	450	7%	106%
Government	277	5%	700	12%	(60)%
Power	534	10%	382	6%	40%
Total new awards	$5,294	100%	$6,011	100%	(12)%

NINE MONTHS ENDED SEPTEMBER 30	2015		2014 (1)		% Chg

Oil & Gas	$9,143	65%	$14,850	66%	(38)%
Industrial & Infrastructure	2,889	21%	2,571	12%	12%
Government	1,077	8%	4,536	20%	(76)%
Power	901	6%	586	2%	54%
Total new awards	$14,010	100%	$22,543	100%	(38)%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2015 (2)		2014 (1)		% Chg

Oil & Gas	$29,059	70%	$26,600	63%	9%
Industrial & Infrastructure	6,590	16%	8,618	21%	(24)%
Government	3,826	9%	5,218	12%	(27)%
Power	2,218	5%	1,834	4%	21%
Total backlog	$41,693	100%	$42,270	100%	(1)%

United States	$14,369	34%	$11,887	28%	21%
The Americas (excluding the United States)	10,058	24%	14,029	33%	(28)%
Europe, Africa and the Middle East	14,327	35%	12,776	30%	12%
Asia Pacific (including Australia)	2,939	7%	3,578	9%	(18)%
Total backlog	$41,693	100%	$42,270	100%	(1)%

(1) Effective January 1, 2015, the Company implemented certain organizational changes that impacted the composition of its reportable segments. New awards and backlog for the Oil & Gas and Industrial & Infrastructure segments in 2014 have been recast to reflect these changes.

(2) Backlog was negatively impacted by approximately $1.1 billion and $2.3 billion for the three and nine months ended September 30, 2015, respectively, due to a strengthening U.S. dollar compared to most major foreign currencies.